UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ARI NETWORK SERVICES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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December 2, 2016

Dear Fellow Shareholder,

You may have seen Park City Capital, LLC’s (Park City) most recent press release concerning ARI Network Services, Inc. (ARI or ARIS). Instead of making the case for the qualifications and track record of its nominees, Park City has immediately reduced itself to a strategy of character assassination, misleading half-truths and manipulation of facts. We consider Park City’s allegations and statements in the release to be little more than a distraction, and they do nothing to support their own candidates or refute ARI’s strong performance record. We expect similarly styled press releases and communications from Park City in the future as they are unable to stand on the qualifications and track record of their own nominees. We refuse to engage in the point-by-point mudslinging contest that Park City seemingly wishes to provoke. Rather, we want to reiterate the points in our prior communication as well as address four issues that we believe are of primary importance to our shareholders.

Park City’s Baseless Allegations Against William C. Mortimore Regarding Merge Healthcare

Mr. Mortimore has served on ARI’s board since 2004 and has been Chairman of ARI’s audit committee since 2007. During his tenure, and due in large part to his careful and conscientious oversight,  ARI’s corporate governance and financial reporting have been strong and transparent, with:

•	No instances of financial restatements
•	No material weaknesses in internal controls over financial reporting or similar issues

It is clear that Park City’s distorted version of Mr. Mortimore’s history at Merge Healthcare Inc. was carefully crafted to impugn his character and reputation by implying that he was in some way implicated in fraudulent activities. However, even a close reading of Park City’s own account reveals that any such implication is completely unfounded. In fact, after an extremely thorough and exhaustive investigation of the events in question, the SEC affirmatively notified Mr. Mortimore that he would not be the subject of any enforcement action or ongoing investigation, effectively exonerating him from any allegation of wrongdoing in the matter. It is telling that the Board of Merge Healthcare had the confidence in Mr. Mortimore to turn to him in 2006 to help shepherd the company through the complex investigation as its interim CEO, stating in a company press release that, “With a continuing commitment to the Company he originally built, Bill is uniquely suited to lead the Company at this time.”

Mr. Mortimore founded Merge Healthcare in the basement of his home and built it into a thriving enterprise. Merge Healthcare was recently acquired by IBM in a transaction valued at $1 billion.

In order to further attempt to distract you from the weakness of its own position and the strength of ARIS’s nominees and performance, we anticipate that Park City may next raise a 35+ year-old matter in which Mr. Mortimore was subject to an SEC consent decree relating to alleged misrepresentations made to investors in the course of a project financing, presumably without mentioning that Mr. Mortimore incurred no sanctions or fines and admitted no wrongdoing in connection with that matter. We do not believe this decades-old matter in any way detracts from Mr. Mortimore’s value as a member of our Board of Directors. Mr. Mortimore enjoys the full support and confidence of ARI’s Board of Directors.

We reject in the strongest possible terms Park City’s obvious and shameful attempt to distort Mr. Mortimore’s track record, and we are confident that our fellow shareholders will do the same.

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ARI’s Strategy IS Working

We believe ARIS’s performance over past few years speaks for itself. Most notably:

•

For the calendar year-to-date 2016 through November 30, total shareholder return for ARIS was 18%, outperforming the NASDAQ Composite Index (NASDAQ) by 12% and the Dow Jones Industrial Average (DOW) by 8%

•	For each of the 12-, 24- and 36-month periods ended November 30, 2016, total shareholder return outperformed NASDAQ by no less than 27% and the DOW by no less than 29%
•	For the five-year period ended November 30, total shareholder return was 271%, outperforming NASDAQ by 168% and the DOW by 212%
•	Since the Financial Crisis of 2007 to 2008, ARIS has delivered a total shareholder return of 391%, outperforming NASDAQ by 153% and the DOW by 273%
•	ARIS’s stock price has increased from $0.50 in October 2010 to $5.44 in October 2016

These strong returns were made possible due to management of ARIS, under the careful direction of our Board of Directors, executing on our growth strategy, delivering:

•	Revenue growth from $30.1 million to $47.7 million, or 58%
•	A transition from an operating loss to operating income of over $3.5 million
•	Cash flow from operations growing from $2.4 million to $7.7 million or 221%
•	A three-year daily trading volume increase of 3130%; and a five-year daily trading volume increase of 382%

Your Board and management team are confident in our belief that our strategy will continue to work and produce significant results. The highly qualified, experienced Directors nominated by your Board have been, and continue to be, critical members of our team. We have maintained our diligent focus on growing the business both organically and by acquisition. By executing on our strategic plan, we have been able to invest in the future while continuing to deliver results for shareholders.

At Board meetings, our Directors regularly review comparable market valuation metrics and comparable transactions in the marketplace, consistently weighing that data against our view of the long-term prospects of ARIS. Further, contrary to assertions made by Mr. Fox, our ultimate goal is to maximize value for ARIS’ shareholders, which may or may not include selling the Company.

ARIS Board Nominees

ARIS believes its director nominees bring unique, relevant and important experience to the Board.

William C. Mortimore

•	Extensive public company experience as a business operator, board member and audit committee chair
•	Extensive technical background that brings unique expertise with IT infrastructure, cyber security and software development
•	Lead the successful initial public offering of Merge Healthcare while serving as the CEO
•	A long track record of delivering results to ARI’s shareholders

Robert Y. Newell, IV

•	Extensive public company experience, serving three public companies as CFO and completing four initial public offerings

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•	Experience with strategic corporate collaborations, licensing agreements and sales
•	Experience as founding investor in technology and life science companies in Silicon Valley
•	Long-term relationships in commercial and investment banking markets
•	A long track record of delivering results to ARI’s shareholders

Neither of Park City’s Nominees possess these skills or would bring any new or relevant experience, skills or competencies to the Board. We would encourage you to review our Letter and definitive Proxy Statement dated November 28, 2016, for additional information.

Executive Compensation

ARIS’s strategy as it relates to executive compensation is to align short-term cash compensation and long-term equity compensation to shareholder value. Park City failed to mention in its release that a majority of our CEO’s and CFO’s long-term compensation is in the form of restricted shares of ARIS common stock that will not vest until ARIS’s volume weighted average stock price reaches and maintains at $6.00 per share, $7.00 per share, $8.00 per share and $9.00 per share. We believe the current long-term equity compensation clearly aligns with shareholder interests.

Short-term cash compensation consists of an annual salary and bonus. A survey of executive compensation at publicly traded software companies with revenues between $25 million and $100 million (roughly half our size to two times our size) reveals that the aggregate compensation of our three named executive officers is below the average compensation of their peers within the survey companies. This means that over 50% of the public companies in the survey pay executives more than ARI. Further, the bonus portion of our officers’ compensation is a higher percentage of their total earnings, meaning they have more compensation at risk than their counterparts.

For reference, in order for ARI’s executives to earn their bonus, they must perform against an annual recurring revenue growth target and an annual adjusted EBITDA target. Lastly, a survey with the same criteria run by the same organization reveals that the compensation of our directors is also below the average compensation of directors in similar size organizations. While our executive compensation is below the average of our peers, an analysis of the five-year stock price returns of companies in the same survey places ARI at the very top.

In Conclusion — ARIS Board is Highly Qualified, Delivering Results and Aligned with ALL Shareholders

Your Board is comprised of six highly qualified and very experienced Directors, five of who are independent and all of who are actively engaged in overseeing initiatives for enhancing shareholder value. There is a broad and diverse set of skills and experiences represented on your Board, including in the areas of technology, strategic planning, mergers and acquisitions, corporate governance, legal, accounting, finance, marketing, risk management, capital allocation and the public markets. With an aggregate ownership of over 10.30% of ARIS’s equity, the interests of your entire Board and your Executive Officers are fully aligned with our fellow shareholders, and we are fully invested in the future success of ARIS.

We believe that our two highly-qualified and very experienced director nominees for election to your Board at the upcoming Annual Meeting – Robert Y. Newell, IV and William C. Mortimore – have the integrity, knowledge, investor perspective, breadth of relevant and diverse experiences, relationships and commitment to the long-term success of ARIS necessary to enable ARIS to continue executing on its strategic initiatives.

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PROTECT YOUR INVESTMENT!

YOUR VOTE IS IMPORTANT FOR THE FUTURE OF ARIS

Your vote at the upcoming Annual Meeting is important in shaping our future, no matter how many shares you own. We are asking for your support by voting the WHITE proxy card or voting instruction form to VOTE FOR ALL of your Board’s highly qualified and experienced nominees to ensure that ARIS continues its successful long-term plan to build long-term shareholder value. Whether or not you plan to attend the Annual Meeting, we urge you to sign, return and date the enclosed WHITE proxy card or voting instruction form today in the postage-paid envelope provided. If you are voting by phone or Internet, please follow the instructions on the enclosed WHITE proxy card or voting instruction form. Please vote each and every WHITE proxy card or voting instruction form you receive since you may hold multiple accounts.

We also urge you to discard any blue proxy card or voting instruction form that you may receive from Park City. Even a WITHHOLD vote with respect to Park City’s nominees on its blue proxy card or voting instruction form will cancel any proxy or voting instruction form previously given to ARIS.

We ask you to VOTE the WHITE proxy card today in favor of your Board’s highly qualified and very experienced nominees who will be committed to executing on a strategic plan that has already delivered increased growth, increased profitability and achieved 299% shareholder returns over the last five years.

On behalf of your Board of Directors, we thank you for your continued support. We look forward to communicating further with you in the coming weeks.

Sincerely,

The Board of Directors
ARI Network Services, Inc.

If you have any questions or require assistance with your vote, please contact our proxy solicitor:

M O R R O W

S O D A L I

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

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Important Additional Information

ARI has filed a definitive proxy statement on Schedule 14A (the Proxy Statement) with the Securities and Exchange Commission (SEC) in connection with its Board of Directors’ solicitation of proxies to vote in favor of the directors nominated by the Board and to vote on the other matters described therein and any other matters that properly come before the 2017 Annual Meeting of Shareholders. On November 28, 2016, ARI commenced the mailing of the Proxy Statement and a WHITE proxy card to each ARI shareholder entitled to vote at the Annual Meeting. ARI has engaged Morrow Sodali (Morrow) to assist it in soliciting proxies from its shareholders. ARI has agreed to pay customary compensation to Morrow for such services and to indemnify Morrow and certain related persons against certain liabilities relating to or arising out of the engagement. Directors and certain officers of ARI may solicit proxies, although they will receive no additional compensation for such services. Information regarding securities ownership by the Board of Directors and certain members of management as of October 28, 2016, is contained in the Proxy Statement. ARI shareholders should read the Proxy Statement (including any amendments or supplements thereto) because these documents contain (or will contain) important information. The Proxy Statement and other public filings made by ARI with the SEC are available without charge from the SEC’s website at sec.gov and from ARI at http://investor.arinet.com.